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                                                                  EXHIBIT (9)(c)




                   SUB-TRANSFER AGENCY AND SERVICE AGREEMENT

                                    between

                      SEI FINANCIAL MANAGEMENT CORPORATION

                                      and

                      STATE STREET BANK AND TRUST COMPANY
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                               TABLE OF CONTENTS


                                                                                                      Page
                                                                                                      ----
Article 1        Terms of Appointment; Duties of the Bank............................................  1

Article 2        Fees and Expenses...................................................................  4

Article 3        Representations and Warranties of the Bank..........................................  5

Article 4        Representations and Warranties of the Transfer
                 Agent...............................................................................  5

Article 5        Data Access and Proprietary Information.............................................  6

Article 6        Indemnification.....................................................................  8

Article 7        Standard of Care.................................................................... 10

Article 8        Covenants of the Fund and the Transfer Agent........................................ 10

Article 9        Termination of Agreement............................................................ 11

Article 10       Assignment.......................................................................... 11

Article 11       Amendment........................................................................... 12

Article 12       Massachusetts Law to Apply.......................................................... 12

Article 13       Force Majeure....................................................................... 12

Article 14       Consequential Damages............................................................... 12

Article 15       Merger of Agreement................................................................. 12

Article 16       Counterparts........................................................................ 12

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                   SUB-TRANSFER AGENCY AND SERVICE AGREEMENT

         AGREEMENT made as of the 1st day of May, 1995, by and between SEI Financial Management Corporation ("SFM"), a Delaware corporation, having its principal office and place of business at 680 East Swedesford Road, Wayne, PA 19087 (the "Transfer Agent"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank").

         WHEREAS, the Transfer Agent has been appointed by each of the investment companies (including each series thereof) listed on Schedule A (the "Fund(s)"), each an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended, as transfer agent, dividend disbursing agent and shareholder servicing agent in connection with certain activities, and the Transfer Agent has accepted each such appointment;

         WHEREAS, the Transfer Agent has entered into a Transfer Agency and Service Agreement with each of the Funds (including each series thereof) listed on Schedule A pursuant to which the Transfer Agent is responsible for certain transfer agency and dividend disbursing functions and the Transfer Agent is authorized to subcontract for the performance of its obligations and duties thereunder in whole or in part with the Bank;

         WHEREAS, the Transfer Agent is desirous of having the Bank perform certain shareholder accounting, administrative and servicing functions (collectively "Shareholder and Record-Keeping Services");

         WHEREAS, the Transfer Agent desires to appoint the Bank as its agent, and the Bank desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article 1        Terms of Appointment; Duties of the Bank

                 1.01 Subject to the terms and conditions set forth in this Agreement, the Transfer Agent hereby employs and appoints the Bank to act as, and the Bank agrees to act as, the agent of the Transfer Agent for the Shares of each of the Funds in connection with any accumulation, open-account, retirement plan or similar plan provided to the shareholders of each Fund ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("prospectus") of each such Fund, including without limitation any periodic investment plan or periodic withdrawal program. As used herein, the term "Shares" means the authorized and issued shares of common stock, or shares of beneficial interest, as the case may be, for each of the Funds (including each series thereof) enumerated in Schedule A.

                 1.02 The Bank agrees that it will perform the following Shareholder and Record-Keeping services:

                 (a) In accordance with any procedures which may be established from time to time by written agreement between the Transfer Agent and the Bank, the Bank shall:

                 (i) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the Articles of Incorporation or Declaration of Trust of each Fund (the "Custodian");

                 (ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

                 (iii) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

                 (iv)     In respect to the transactions in items (i), (ii) and
                          (iii) above, the Bank shall execute transactions directly with broker-dealers authorized by the Funds or the Distributor who shall thereby be deemed to be acting on behalf of the Funds;

                 (v) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;








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





                 (vi) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

                 (vii) Prepare and transmit payments for dividends and distributions declared by each Fund;

                 (viii) Maintain records of account for and advise each Fund and its Shareholders as to the foregoing; and

                 (ix) Record the issuance of shares of each Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of shares of each Fund which are authorized, based upon data provided to it by each Fund, and issued and outstanding. The Bank shall also provide each Fund on a regular basis with the total number of shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of shares, to monitor the issuance of such shares or to take cognizance of any laws relating to the issue or sale of such shares, which functions shall be the sole responsibility of each Fund.

                 (x) The Bank shall provide additional services on behalf of the Transfer Agent (i.e., escheatment services) which may be agreed upon in writing between the Transfer Agent and the Bank.

                 (b) In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), the Bank shall: (i) perform the customary services of a transfer agent, dividend disbursing agent, custodian of certain retirement plans and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all








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Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and (ii) provide a system which will enable each Fund to monitor the total number of Shares sold in each State.

                 (c) In addition, each Fund shall (i) identify to the Bank in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to the effective date of this Agreement. The responsibility of the Bank for each Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by each Fund and the reporting of such transactions to each Fund as provided above.

                 (d) Procedures as to who shall provide certain of these services in Article 1 may be established from time to time by written agreement between the Transfer Agent and the Bank, whereby the Bank may perform only a portion of these services and the Transfer Agent, the Funds or other agent may perform these services on each Fund's behalf.

Article 2        Fees and Expenses

                 2.01 For the performance by the Bank pursuant to this Agreement, the Transfer Agent agrees to pay the Bank an annual maintenance fee for each Shareholder account as set out in Schedule B attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Transfer Agent and the Bank.

                 2.02 In addition to the fee paid under Section 2.01 above, the Transfer Agent agrees to reimburse the Bank for reasonable out-of-pocket expenses incidental to the Bank's performance of its responsibilities hereunder, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Bank or its agent for the items set out in Schedule B attached hereto. In addition,








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any other expenses incurred by the Bank at the request or with the consent of the Transfer Agent, will be reimbursed by the Transfer Agent.

                 2.03 The Transfer Agent agrees to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to the Bank by the Transfer Agent at least seven (7) days prior to the mailing date of such materials.

Article 3        Representations and Warranties of the Bank

                 The Bank represents and warrants to the Transfer Agent that:

                 3.01 It is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

                 3.02 It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

                 3.03 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

                 3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

                 3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 4        Representations and Warranties of the Transfer Agent

                 The Transfer Agent represents and warrants to the Bank that:

                 4.01 It is a corporation duly organized and existing and in good standing under the laws of the State of Delaware.

                 4.02 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

                 4.03 All corporate proceedings required by said Charter and By-Laws have been taken to authorize it to enter into and perform this Agreement.








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                 4.04  Each Fund is an open-end and diversified management
investment company registered under the Investment Company Act of 1940, as amended.

                 4.05 A registration statement under the Securities Act of 1933, as amended for each Fund is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of each Fund being offered for sale.

Article 5        Data Access and Proprietary Information

                 5.01 The Transfer Agent acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Transfer Agent by the Bank as part of the Fund's ability to access certain Fund-related data ("Customer Data") maintained by the Bank on data bases under the control and ownership of the Bank or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Bank or other third party. In no event shall Proprietary Information be deemed Customer Data. The Transfer Agent agrees to treat all Proprietary Information as proprietary to the Bank and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Transfer Agent agrees for itself and its employees and agents:

                 (a) to access Customer Data solely from locations as may be designated in writing by the Bank and solely in accordance with the Bank's applicable user documentation;

                 (b) to refrain from copying or duplicating in any way the Proprietary Information;

                 (c) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Bank's instructions;








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                 (d)      to refrain from causing or allowing third-party data
                          acquired hereunder from being retransmitted to any unauthorized computer facility or other location, except with the prior written consent of the Bank;

                 (e) that the Transfer Agent shall have access only to those authorized transactions agreed upon by the parties;

                 (f) to honor all reasonable written requests made by the Bank to protect at the Bank's expense the rights of the Bank in Proprietary Information at common law, under federal copyright law and under other federal or state law.

         Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Article 5. The obligations of this Article shall survive any earlier termination of this Agreement.

                 5.02 If the Transfer Agent notifies the Bank that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Bank shall endeavor in a timely manner to correct such failure. Organizations from which the Bank may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Transfer Agent agrees to make no claim against the Bank arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE BANK EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

                 5.03 If the transactions available to the Transfer Agent include the ability to originate electronic instructions to the Bank in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information (such transactions constituting a








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"COEFI"), then in such event the Bank shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Bank from time to time.

Article 6        Indemnification

                 6.01 The Bank shall not be responsible for, and the Transfer Agent shall indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to:

                 (a) All actions of the Bank or its agent or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

                 (b) The Transfer Agent's negligent or willful breach of any material representation or warranty of the Transfer Agent hereunder.

                 (c) The good faith reliance on or use by the Bank or its agents or subcontractors of information, records, documents or services which
(i) are received by the Bank or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Transfer Agent or each Fund or any other person or firm on behalf of the Transfer Agent or each Fund including but not limited to any previous transfer agent or registrar, provided that such actions are taken in good faith and without negligence or willful misconduct.

                 (d) The good faith reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests reasonably believed by the Bank to have been signed or authorized by the Transfer Agent or each Fund, provided that such actions are taken in good faith and without negligence or willful misconduct.

                 (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state, provided that such actions are taken in good faith and without negligence or willful misconduct and further








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provided, that the Bank shall not be indemnified with respect to claims based solely on the fact that shares of the Fund were not registered in a state and the Bank had been notified previously by the Funds or the Transfer Agent that the Funds are not registered in such state.

                 6.02 At any time the Bank may apply to any officer of the Transfer Agent for instructions, and may consult with legal counsel acceptable to the Transfer Agent with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Transfer Agent for any action taken or omitted by it in reliance upon such instructions or upon the written opinion of such counsel. The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Transfer Agent or each Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Transfer Agent and reasonably believed by the Bank to be genuine, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Transfer Agent.

                 6.03 In order that the indemnification provisions contained in this Article 6 shall apply, upon the assertion of a claim for which the Transfer Agent may be required to indemnify the Bank, the Bank shall promptly notify the Transfer Agent of such assertion, and shall keep the Transfer Agent advised with respect to all developments concerning such claim. The Transfer Agent shall have the option to participate with the Bank in the defense of such claim or to defend against said claim in its own name or in the name of the Bank. The Bank shall in no case confess any claim or make any compromise in any case in which the Transfer Agent may be required to indemnify the Bank except with the Transfer Agent's prior written consent.








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Article 7        Standard of Care

                 7.01 The Bank shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its officers, employees and agents. Such liability hereunder shall include reasonable counsel fees incurred by the Transfer Agent.

Article 8        Covenants of the Transfer Agent and the Bank

                 8.01 The Transfer Agent shall promptly furnish to the Bank the following:

                 (a) A certified copy of the resolution of the Board of Directors of the Transfer Agent authorizing the appointment of the Bank and the execution and delivery of this Agreement.

                 8.02 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Transfer Agent for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such forms and devices.

                 8.03 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of each Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to each Fund on and in accordance with its request.

                 8.04 The Bank and the Transfer Agent agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.








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





                 8.05 In case of any requests or demands for the inspection of the Shareholder records of any of the Fund's, the Bank will endeavor to notify the Transfer Agent and to secure instructions from an authorized officer of the Transfer Agent as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

Article 9        Termination of Agreement

                 9.01 This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

                 9.02 Should the Transfer Agent exercise its right to terminate, all reasonable out-of-pocket expenses associated with the movement of records and material will be borne by the Transfer Agent. Additionally, the
Bank reserves the right to charge as liquidated damages   associated with such
termination a charge equivalent to the prior one month transfer agency fees if termination occurs within the first year of this Agreement.

Article 10       Assignment

                 10.01 Except as provided in Section 10.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

                 10.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

                 10.03 The Bank may, without further consent on the part of the Transfer Agent, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a transfer agent pursuant to Section 17A(c)(1) of the Securities Exchange Act of 1934, as amended ("Section 17A(c)(2)"), (ii) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(1) or
(iii) a BFDS affiliate; provided, however, that the Bank shall be as fully responsible to the Transfer Agent for the acts and omissions of any subcontractor as it is for its own acts and omissions.

Article 11       Amendment

                 11.01 This Agreement may be amended or modified by a written agreement executed by both parties.

Article 12       Massachusetts Law to Apply

                 12.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

Article 13       Force Majeure

                 13.01 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its reasonable control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

Article 14       Consequential Damages

                 14.01 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

Article 15       Merger of Agreement

                 15.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

Article 16       Counterparts

                 16.01 This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.








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





                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.



                                             SEI FINANCIAL MANAGEMENT
                                             CORPORATION

                                             BY:    [SIG]
                                                ---------------------

ATTEST:


     [SIG]
--------------------------------


                                             STATE STREET BANK AND TRUST COMPANY


                                             BY:    [SIG]
                                                ---------------------
                                                Executive Vice President

ATTEST:


     [SIG]
--------------------------------
  Assistant VP Associate Counsel

                                   SCHEDULE A

                           TO THE SUB-TRANSFER AGENCY

                             AND SERVICE AGREEMENT


Conestoga Cash Management Fund

Conestoga Tax-Free Fund

Conestoga U.S.Treasury Securities Fund

Conestoga Equity Fund

Conestoga International Equity Fund

Conestoga Special Equity Fund

Conestoga Bond Fund

Conestoga Intermediate Income Fund

Conestoga Pennsylvania Tax-Free Bond Fund

Conestoga Short-Term Income Fund

Conestoga Balanced Fund

                                   SCHEDULE B

                           TO THE SUB-TRANSFER AGENCY

                             AND SERVICE AGREEMENT


Annual fees (per class/per fund)                                 $15,000

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee.

Account Transaction Fee                                          $25.00/account

IRA Custodial Fees

         Acceptance & Setup                                      $5.00/account
         Annual Maintenance                                      $10.00/account

Out-of-Pocket Expenses

Out of pocket expenses include but are not limited to: confirmation statements, postage, forms, audio response, telephone, records retention, transcripts, microfilm, microfiche, and expenses incurred at the specific direction of the fund.